For Information Contact:

Kelley Maggs, Sr. Vice President & General Counsel
Pinnacle Foods Group Inc.
(973) 541-6640

FOR IMMEDIATE RELEASE – 1:00 PM (EDST) – May 3, 2005

PINNACLE FOODS GROUP INC. ANNOUNCES
THE CLOSURE OF ITS ERIE, PA PLANT

MOUNTAIN LAKES, NJ — Pinnacle Foods Group Inc. (“PFGI”), today announced the closing of its Erie, PA production facility, in early July 2005, which will result in the loss of up to 290 jobs. The plant was acquired in March 2004 when PFGI merged with Aurora Foods Inc. and manufactures all of PFGI’s Van De Kamp’s® and Mrs. Paul’s® frozen fish products, together with its Aunt Jemima® frozen French toast sticks.

Production of the majority of PFGI’s products currently manufactured at the Erie Plant will be relocated to the Company’s Jackson, Tennessee facility.

On March 19, 2004, Pinnacle Foods Group Inc. merged with Aurora Foods Inc. which had filed for bankruptcy protection in December 2003. The decision to close the facility was made by the Company following a thorough review of the acquired manufacturing facilities and their capacity.

“This consolidation is consistent with our overall strategy of enhancing and strengthening our manufacturing capabilities resulting in more efficient and competitive manufacturing facilities”, said Harold Tessman, Sr. Vice President of the Company. “We regret the impact this decision will have on our employees and will work to make their transition as smooth as possible. However, it is a decision that is necessary to allow the Company to improve product quality, provide greater production flexibility for new items and remain competitive in the frozen seafood category.”

Employees who continue to work until the closure date are eligible to receive separation benefits. A number of the current employees at the Erie Plant have been offered employment at another of the company’s facilities and any affected employee is able to apply for an open position at other company locations.

Pinnacle Foods Group Inc. is a leading producer, marketer and distributor of high-quality branded food products in the frozen foods and dry foods segments. The frozen foods segments consists primarily of Swanson® and Hungry Man® frozen dinners and entrees; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Aunt Jemima® frozen breakfasts and Lender’s® bagels. The dry foods segment consists primarily of Vlasic® pickles, peppers and relish; Duncan Hines® baking mixes and frostings and Mrs. Butterworth’s® and Log Cabin® syrups and pancake mixes.

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